Exhibit 5.1

OFFICE OF THE GENERAL COUNSEL

DARRYL M. BURMAN	DIRECT PHONE: 713-647-5764
EMAIL: dburman@group1auto.com	FACSIMILE: 713-647-5869

July 29, 2015

Group 1 Automotive, Inc.
800 Gessner
Suite 500
Houston, Texas  77024

Re:    Registration Statement on Form S-8 filed by Group 1 Automotive, Inc.

Ladies and Gentlemen:

I am General Counsel of Group 1 Automotive, Inc., a Delaware corporation (the “Company”).  In such capacity, I have acted as counsel for the Company in connection with the registration of 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, issuable pursuant to the Group 1 Automotive, Inc. Employee Stock Purchase Plan (the “Plan”).  In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion.  Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the Shares have been duly authorized and, when and to the extent issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction.  In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”).

Very truly yours,

/s/ Darryl M. Burman
Darryl M. Burman
Vice President and General Counsel